                                 LOAN AGREEMENT


      THIS LOAN AGREEMENT is dated as of September 24, 1995 and entered into by and between FirstMiss Gold Inc., a Nevada corporation ("Borrower") and First Mississippi Corporation, a Mississippi corporation ("Lender"). All capitalized terms used herein and not elsewhere defined herein are defined in Section 1 of this Agreement.

      WHEREAS, Lender has previously extended credit to Borrower in the form of cash advances in the aggregate amount of $__________________; and

      WHEREAS, Borrower and Lender wish to formalize the repayment terms of such previous advances by Lender to Borrower and Lender has agreed to permit Borrower to repay such advances over time, subject to the terms and conditions of this Agreement;

      NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower and Lender agree as follows:

SECTION 1   DEFINITIONS

1.1 Certain Defined Terms. The following terms used in this Agreement shall have the following meanings:

      "Affiliate" means any Person (other than Lender): (a) directly or indirectly controlling, controlled by, or under common control with, Borrower;
(b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in Borrower; or (c) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

      "Amended Tax Sharing Agreement" means the Amended Tax Sharing Agreement between Lender and Borrower of even date herewith, as it may be amended from time to time.

      "Applicable Margin" shall mean for any fiscal quarter of Borrower the percentage determined for such quarter as set forth below based upon Borrower's Leverage Ratio for such quarter. For each fiscal quarter of Borrower, the Applicable Margin shall be added to the LIBOR Rate to determine the interest rate on the Note for such quarter.

                   Leverage Ratio                     Applicable Margin
                   --------------                     -----------------
            greater than or equal to 0.75                      1.0%

            greater than or equal to
            0.50 and less than 0.75                           0.75%

            less than 0.50                                   0.625%


      "Agreement" means this Loan Agreement as it may be amended, supplemented or otherwise modified from time to time.

      "Borrower" has the meaning assigned to that term in the preamble to this Agreement.

      "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Mississippi or is a day on which banking institutions located in such state are closed.

      "Change of Control" shall be deemed to have occurred if any Person or related group of Persons shall acquire, directly or indirectly, ownership or control of more than twenty percent (20%) of the voting securities of Borrower.

      "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

      "Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

      "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of any Loan Party or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of any Loan Party or any current or former ERISA Affiliate.

      "Environmental Laws" means any federal, state or local law, rule, regulation or order relating to pollution, waste, disposal, industrial hygiene, land use or the protection of human health, safety or welfare, plant life or animal life, natural resources, the environment or property.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

      "ERISA Affiliate", as applied to any Loan Party, means any Person who is a member of a group which is under common control with any Loan Party, who together with any Loan

Party is treated as a single employer within the meaning of Section 414(b) and
(c) of the IRC.

      "Event of Default" means each of the events set forth in Section 7.1.

      "Fiscal Year" means for any fiscal year of Borrower ending on or before June 30, 1995, each twelve-month period ending on the last day of June, and for any fiscal year of Borrower ending after June 30, 1995, each period constituting such fiscal year as determined by Borrower.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

      "Hazardous Material" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources;
(c) any flammable substances or explosives or any radioactive materials; and
(d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

      "Indebtedness", as applied to any Person, means: (a) all indebtedness for borrowed money; (b) obligations under leases which in accordance with GAAP constitute capital leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

      "Intangible Assets" means the amount of Borrower's intangible assets (determined in conformity with GAAP) including, without limitation, goodwill, trademarks, tradenames, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income and restricted funds.

      "Interest Period" shall have the meaning set forth in Section 2.2(B).

      "IRC" means the Internal Revenue Code of 1986.

      "Lender" has the meaning assigned to that term in the preamble to this Agreement.

      "Lender Account" shall have the meaning set forth in Section 2.3(A).

      "Leverage Ratio" means, for any fiscal quarter of Borrower, the result obtained by dividing (i) Indebtedness of Borrower as of the end of Borrower's prior fiscal quarter by (ii) Net Worth as of the end of such prior fiscal quarter, all as determined based upon Borrower's financial statements for such prior fiscal quarter.

      "Liabilities" shall have the meaning given that term in accordance with GAAP and shall include Indebtedness.

      "LIBOR" as of any date of determination means for any period the offered rate for deposits in United States dollars in the London Interbank Market at approximately 11:00 a.m. (London time), which appears on the Telerate Service on such date or, if such rate is not available on such date, the next preceding day on which banking institutions are open for business in London, or if such service is not available, "LIBOR" as of any date of determination means for any period the London Interbank Offered Rates for deposits in United States dollars for such period as published on such date in the "MONEY RATES" column of The Wall Street Journal, regardless of the stated effective date thereof, or if such rates are not so published on such date, on the next preceding date on which they are so published. In the event The Wall Street Journal ceases to publish London Interbank Offered Rates for deposits in United States dollars, Lender and Borrower may obtain such rates from another reliable publication or source.

      "LIBOR Rate" means LIBOR for the Interest Period selected from time to time by Borrower pursuant to Section 2.2(B).

      "LIBOR Rate Notice" shall have the meaning set forth in Section 2.2(C).

      "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

      "Loan" means the amount advanced under the Term Loan.

      "Loan Documents" means this Agreement, the Note and all other instruments, documents and agreements executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter to or for Lender in connection with the Loan and other transactions contemplated by this Agreement, all as amended, supplemented or modified from time to time.

      "Loan Party" means Borrower, Borrower's Subsidiaries or any other Person (other than Lender) which is or becomes a party to any Loan Document.

      "Loan Parties" means Borrower, Borrower's Subsidiaries and any other Loan Parties, taken as a whole.

      "Material Adverse Effect" means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Loan Parties or (b) the impairment of the ability of the Loan Parties to perform its obligations under any Loan Document to which it is a party or of Lender to enforce or collect any of the Obligations.

      "Net Worth" means, as of any date, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Borrower on a consolidated basis calculated in conformity with GAAP.

      "Note" means the Term Note.

      "Obligations" means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Lender under the Loan Documents including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable.

      "Permitted Encumbrances" means the following types of Liens: (a) Liens for taxes, assessments or other governmental charges not yet due and payable or being contested in good faith; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business, including capital improvements and mine developments, for sums not more than thirty (30) days delinquent; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Loan Parties; (e) Liens in favor of Lender; (f) existing Liens of Borrower set forth on Schedule 1.1(B); (g) Liens created to secure Indebtedness in an aggregate amount not in excess of $5,000,000; and (h) Liens created to secure Indebtedness incurred to finance the cost of acquisition, construction or improvement of property owned or acquired by, or working capital for, Borrower or its Subsidiaries.

      "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

      "Prime Rate" as of any date means the Prime Rate as published on such date in the "MONEY RATES" column of The Wall Street Journal, regardless of the stated effective date thereof. If a range of rates is so published, the "Prime Rate" shall be the arithmetic mean of the highest and lowest of such rates.
The Prime Rate initially shall be established on the date hereof and shall be adjusted on the first business day of each month hereafter, except that if The Wall Street Journal is not published on such business day, then the Prime Rate shall be adjusted on the next business day on which The Wall Street Journal is published. In the event The Wall Street Journal ceases to publish the Prime Rate, Lender may designate the "prime rate", "reference rate", "base rate", or other similar rate of a commercial banking institution selected by Lender and reasonably acceptable to Borrower as the "Prime Rate" under this Agreement.

      "Public Offering" means a public offering of Common Stock of Borrower pursuant to a registration statement that has been declared effective by the U.S. Securities and Exchange Commission pursuant to the Securities Act, other than an offering utilizing Form S-4 or S-8 or any successor form.

      "Securities Act" means the Securities Act of 1933.

      "Securities Exchange Act" means the Securities Exchange Act of 1934.

      "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

      "Tangible Net Worth" means an amount equal to: (a) Borrower's Net Worth; plus (b) the amount of any Indebtedness owing to any Person by Borrower which is subordinated to Lender; less (c) Borrower's Intangible Assets; less (d) Borrower's prepaid expenses; less (e) all obligations owed to Borrower or any of its Subsidiaries by any Affiliate of Borrower or any of its Subsidiaries; and less (f) all loans by Borrower to officers, stockholders or employees of Borrower.

      "Tax Ruling Agreement" means that certain Tax Ruling Agreement, of even date herewith, by and between Lender and Borrower.

      "Term Loan" means the advances previously made by Lender to Borrower in the aggregate amount of $________________.

      "Term Note" means the promissory note of Borrower, in substantially the form of Exhibit A, issued pursuant to Section 2.1(B).

      "Termination Date" means the date this Agreement is terminated as set forth in Section 2.4.

1.2 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.

1.3 Other Definitional Provisions. References to "Sections", "Exhibits" and "Schedules" shall be to Sections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in
Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.


SECTION 2   THE TERM LOAN

2.1   Loan.

      (A) Amount; Payment. Subject to the terms and conditions of this Agreement, Lender has previously advanced to Borrower the Term Loan in the amount of $__________. Borrower shall make a single payment of the full amount of the principal balance of the Term Loan, together with accrued interest, on the Termination Date. Borrower shall make such other principal payments as are required and may make such other principal payments as are permitted by this Agreement.

      (B) Note. Borrower shall execute and deliver to Lender a Term Note in the form of Exhibit A to evidence the Term Loan, such Term Note to be in the principal amount of the Term Loan and with other appropriate insertions.

2.2   Interest.

      (A) Amount; Payment. Borrower shall pay interest in respect of all unpaid principal of the Term Loan from the date hereof to maturity (whether by acceleration, notice of prepayment or otherwise) at a rate per annum equal to the LIBOR Rate selected by Borrower plus the Applicable Margin, each as in effect from time to time. Overdue principal and accrued interest and, to the extent not prohibited by applicable law, all other overdue amounts owing hereunder, shall bear interest from each date that such amounts are overdue at the rate or rates otherwise applicable for the then-current Interest Period plus an additional two percent (2.0%) per annum; thereafter at the Prime Rate plus an additional two percent (2.0%) per annum. Interest on the Term Loan shall accrue from and including the date hereof to but excluding the date of any repayment thereof. All accrued interest shall be payable on the Termination Date, except that interest accrued on any amounts prepaid under this Agreement shall be payable on the date of prepayment. In the case of Interest Periods for which the LIBOR Rate applies, interest shall be added to the principal balance of the Term Loan at the end of each Interest Period as set forth in Section 2.2(B). For periods during which the Prime Rate applies, interest shall be compounded quarterly beginning December 31, 1995 and continuing on each March 31, June 30, September 30 and December 31 thereafter until paid.

      (B) Interest Periods. Borrower shall select the interest periods (each an "Interest Period") to be applicable to the Term Loan, each of which Interest Periods shall be either a one month, three month, six month or one year period; provided that:

            (1) The initial Interest Period shall commence on the date hereof and each Interest Period occurring thereafter shall commence on the day on which the immediately preceding Interest Period expires;

            (2) If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

            (3) Any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall expire on the last Business Day of such calendar month.

      (C) LIBOR Rate Notices. Borrower shall notify Lender of the applicable LIBOR Rate for each Interest Rate Period by delivering to Lender a notice thereof (a "LIBOR Rate Notice") not later than 10:00 a.m. Jackson, Mississippi time, at least one (1) Business Day prior to the effective date of the change to such rate. In the case of the initial Interest Period, Borrower shall provide such notice on or prior to the date hereof. Each LIBOR Rate Notice shall either be oral, with prompt written confirmation, or in writing, shall be irrevocable, shall be effective upon receipt by Lender, and shall specify the effective date of the Interest Period with respect to such LIBOR Rate (which shall be a Business Day).

      (D) Expiration of Interest Period. Upon the expiration of each Interest Period, unless Lender has received from Borrower a new LIBOR Rate Notice with respect to the following Interest Period, interest on the Term Loan shall accrue at the Prime Rate.

      (E) Inability to Determine LIBOR Rate. In the event that Lender reasonably determines (which determination shall be conclusive) that, by reason of circumstances affecting the London interbank market, quotation of interest rates for the relevant deposits used to determine LIBOR are not being provided in the relevant amounts or for the relevant maturities for the purpose of determining a rate of interest for any LIBOR Rate, then Lender shall promptly notify Borrower whereupon the right of Borrower to submit a LIBOR Rate Notice shall thereupon be suspended and interest on the Term Loan shall accrue at the Prime Rate until such time as Lender again can determine a LIBOR Rate.

            (F) Interest Savings Clause. Nothing contained in this Agreement or in the Note shall be construed to permit Lender to receive at any time interest, fees or other charges in excess of the amounts which Lender is legally entitled to charge and receive under any law to which such interest, fees or charges are subject. In no contingency or event whatsoever shall the compensation payable to Lender by Borrower, howsoever characterized or computed, hereunder or under the Note or under any other agreement or instrument evidencing or relating to the Obligations, exceed the highest rate permissible under any law to which such compensation is subject. There is no intention that Lender shall contract for, charge or receive compensation in excess of the highest lawful rate, and, in the event it should be determined that any excess has been charged or received, then, ipso facto, such rate shall be reduced to the highest lawful rate so that no amounts shall be charged which are in excess thereof; and Lender shall apply such excess against the Obligations then outstanding.

2.3   Payments and Prepayments.

      (A) Manner and Time of Payment. All payments by Borrower of the Obligations shall be made without deduction, defense, set-off or counterclaim and in same day funds and delivered to Lender by wire transfer to Lender's account, ABA No. 065305436, Account No. 500-22-215-80 at Deposit Guaranty National Bank, Jackson, MS., A/C First Mississippi Corporation or at such other place as Lender may direct from time to time by notice to Borrower (the "Lender Account"). Borrower shall receive credit for funds remitted to the Lender Account directly by Borrower by wire transfer on the date such funds are received in the Lender Account if Borrower has given Lender telephonic notice by 10:00 a.m. (central time) of the transfer of such funds and such funds are received in the Lender Account by 12:00 noon (central time) on such day.

      (B)   Mandatory Prepayments.

            (1) Proceeds of Public Offering. Pursuant to the Tax Ruling Agreement, Borrower has committed to undertake a Public Offering generating aggregate proceeds of at least $50,000,000. Borrower shall apply the aggregate net proceeds to Borrower of any Public Offering effected after the date of this Agreement, up to a maximum of $15 million in the aggregate, to the prepayment of the principal amount of the Term Loan together with accrued interest to the date of such prepayment on the principal amount prepaid, which prepayment shall be made within five (5) Business Days after closing of any such Public Offering.

            (2) Change of Control. Upon the consummation of a Change of Control, Borrower shall prepay in full the principal amount of the Term Loan together with accrued interest to the date of such prepayment on the principal amount prepaid.

      (C) Optional Prepayments. Borrower may, upon at least five Business Days' notice to Lender, prepay the principal amount of the Term Loan in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in a aggregate principal amount of $100,000 or an integral multiple of $100,000 in excess thereof.

      (D) Set-Off Under Amended Tax Sharing Agreement. Lender shall reduce the outstanding balance of the Loan under the circumstances set forth in
Section 2(c)(ii) of the Amended Tax Sharing Agreement.

2.4 Term of this Agreement. Upon acceleration of the Obligations in accordance with Section 7 or on September 22, 2000 (in either event, the "Termination Date"), all Obligations shall become immediately due and payable without notice or demand. Until all Obligations have been fully paid and satisfied, and even after payment of all Obligations hereunder, Borrower's obligation to indemnify Lender in accordance with the terms hereof shall continue.


SECTION 3   BORROWER'S REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that the following statements are true, correct and complete:

3.1 Organization, Power. Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and qualified to do business in all states where such qualification is required. Borrower has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into each Loan Document.

3.2 Authorization of Borrowing. Borrower has the corporate power and authority to incur the Obligations. The execution, delivery and performance of the Loan Documents by each Loan Party and signatory thereto have been duly authorized by all necessary corporate and shareholder action. The execution, delivery and performance by each Loan Party of each Loan Document and the consummation of the transactions contemplated by this Agreement do not and will not be in contravention of any applicable law, the corporate charter or bylaws of any Loan Party or any agreement or order by which any Loan Party is bound. This Agreement is, and the other Loan Documents, including the Note, when executed and delivered will be, the legally valid and binding obligations of the applicable Loan Parties respectively, each enforceable against the Loan Parties, as applicable, in accordance with their respective terms.

3.3 Financial Condition. All financial statements concerning Borrower and its Subsidiaries which have been or will hereafter be furnished by Borrower and its Subsidiaries to Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and do or will present fairly the financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

3.4 Indebtedness and Liabilities. As of July 30, 1995, neither Borrower nor any of its Subsidiaries has any Indebtedness or Liabilities other than the Indebtedness or as disclosed on Schedule 3.4.

3.5   [LEFT BLANK INTENTIONALLY]

3.6 Title to Properties; Liens. Borrower and each of its Subsidiaries has good, sufficient and legal title, subject to Permitted Encumbrances, to all its respective material properties and assets. Except for Permitted Encumbrances, all such properties and assets are free and clear of Liens. To the best knowledge of Borrower after due inquiry, there are no actual, threatened or alleged defaults with respect to any leases of real property under which Borrower or any of its Subsidiaries is lessee or lessor which would have a Material Adverse Effect.

3.7 Litigation; Adverse Facts. There are no judgments outstanding against Borrower or any of its Subsidiaries or affecting any property of any of them nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the best knowledge of Borrower after due inquiry, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries which could reasonably be expected to result in any Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed to any liability or disadvantage which could reasonably be expected to result in any Material Adverse Effect.

3.8 Payment of Taxes. All material tax returns and reports of Borrower and each of its Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon such Persons and upon their respective properties, assets, income and franchises which are shown on such returns as due and payable have been paid when due and payable. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Borrower and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

3.9 Performance of Agreements. Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contractual obligation of any such Person, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

3.10 Employee Benefit Plans. Borrower, each Subsidiary of Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans. No material liability has been incurred by Borrower, any Subsidiary of Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan.

3.11 Intellectual Property. Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted that are material to the financial condition, business or operations of Borrower or its Subsidiaries.

3.12 Broker's Fees. No broker's or finder's fee or commission will be payable with respect to the issuance of the Note or any of the other transactions contemplated hereby.

3.13 Environmental Compliance. Each of Borrower and its Subsidiaries has been and is currently in material compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws. There are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the best knowledge of Borrower, after due inquiry, threatened, or judgments or orders relating to any Hazardous Materials asserted or threatened against any of Borrower and its Subsidiaries or relating to any real property currently or formerly owned, leased or operated by any of Borrower and its Subsidiaries.

3.14  Solvency.  As of and from and after the date of this Agreement, Borrower:
(a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of liabilities (including contingent liabilities) of Borrower and (ii) greater than the amount that will be required to pay the liabilities of Borrower as they mature; (b) has capital that is not unreasonably small in relation to its business as presently conducted or as contemplated; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

3.15 Disclosure. No representation or warranty of Borrower or any of its Subsidiaries contained in this Agreement, the financial statements, the other Loan Documents, or any other document, certificate or written statement furnished to Lender by or on behalf of any such Person for use in connection with the Loan Documents contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There is no fact known to Borrower that has had or will have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.

3.16 Insurance. Borrower and its Subsidiaries maintain adequate insurance policies for public liability and property damage for their business and properties, no notice of cancellation has been received with respect to such policies and Borrower and its Subsidiaries are in compliance with all conditions contained in such policies.

3.17 Compliance with Laws. Borrower and each of its Subsidiaries are not in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, including, without limitation, any violation relating to any use, release, storage, transport or disposal of any Hazardous Material, which violation would subject Borrower or any such Subsidiary, or any of their respective officers to criminal liability or have a Material Adverse Effect and no such violation has been alleged.


SECTION 4   AFFIRMATIVE COVENANTS

      Borrower covenants and agrees that, until payment in full of all Obligations, unless Lender shall otherwise give its prior written consent, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 4 applicable to such Person.

4.1 Financial Statements and Other Reports. Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver to Lender the financial statements and other reports described below. Borrower will deliver with each of the financials set forth in Sections 4.1(A),
(B) and (C) a computation reflecting its compliance or non-compliance with Sections 5.1 and 5.2, and with each delivery of the financials set forth in
Section 4.1(C) and upon the reasonable request of Lender, a confirmation of such computation by Borrower's independent certified public accountants.

      (A) Monthly Financials. As soon as available and in any event within thirty-five (35) days after the end of each month, Borrower will deliver the consolidated balance sheet of Borrower as at the end of such month and the related consolidated statements of income, stockholders' equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year to the end of such month.

      (B) Quarterly Financials. As soon as available and in any event within forty-five (45) days after the end of each quarter of a Fiscal Year, Borrower will deliver the consolidated balance sheet of Borrower as at the end of such period and the related consolidated statements of income, stockholders' equity and cash flow for such quarter of a Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such quarter of a Fiscal Year.

      (C) Year-End Financials. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, Borrower will deliver the consolidated balance sheet of Borrower as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flow for such Fiscal Year, together with a report with respect to such financial statements from a firm of independent certified public accountants selected by Borrower, which report shall be unqualified as to going concern and scope of audit of Borrower and its Subsidiaries and shall state that (1) such consolidated financial statements present fairly the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (2) that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

      (D) Securities Reports. Promptly upon their becoming available, copies of all registration statements (in the form in which declared effective) and reports and other documents which Borrower shall have filed pursuant to the Securities Act or the Securities Exchange Act.

      (E) Company Information. Promptly upon the mailing thereof to the shareholders of Borrower, copies of all financial statements, reports, proxy statements and other documents which Borrower shall have mailed to shareholders, and promptly upon the issuance thereof by Borrower, copies of all press releases which Borrower shall have issued.

      (F) Accountants' Reports. Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted to Borrower by independent public accountants in connection with each annual, interim or special audit of the financial statements of Borrower made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit.

      (G) Lawsuits and Government Notices. Borrower will deliver to Lender promptly after receipt copies of all lawsuits filed by or against Borrower or any of its Subsidiaries and all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning any Employee Benefit Plan, the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Material or Borrower's payment or non-payment of any taxes including any tax audit.

      (H) Events of Default, etc. Promptly upon any officer of Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver a certificate of Borrower's chief executive officer specifying the nature and period of existence of such condition or event and what action Borrower has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default;

(2) any notice of default that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default; or
(3) any Material Adverse Effect.

      (I)   [LEFT BLANK INTENTIONALLY]

      (J) Locations. Borrower will give Lender at least thirty (30) days' advance written notice of any change in Borrower's or any of its Subsidiaries' principal place of business or any change in the location of its books and records or of any new location for its books and records.

      (K) Other Information. With reasonable promptness, Borrower will deliver such other information and data with respect to any Loan Party as Lender may reasonably request from time to time.

4.2 Access to Accountants. Borrower authorizes Lender to discuss the financial condition and financial statements of Borrower and its Subsidiaries with Borrower's independent public accountants upon reasonable notice to Borrower of its intention to do so.

4.3 Inspection. Borrower shall permit Lender and any authorized representatives designated by Lender to visit and inspect any of the properties of Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested.

4.4 Corporate Existence. Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business. Borrower will promptly notify Lender of any change in its corporate structure.

4.5 Payment of Taxes. Borrower will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon; provided that no such tax need be paid if Borrower or one of its Subsidiaries is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if Borrower or such Subsidiary has established appropriate reserves as shall be required in conformity with GAAP.

4.6 Maintenance of Properties; Insurance. Borrower will maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of Borrower and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts acceptable to Lender.

4.7 Compliance with Laws. Borrower will comply with and will cause each of its Subsidiaries to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or its Subsidiaries are now doing business or may hereafter be doing business, other than those laws the noncompliance with which would not have a Material Adverse Effect.

4.8 Further Assurances. Borrower shall and shall cause each of its Subsidiaries to, from time to time, execute such reports and other documents or deliver to Lender such instruments, certificates of title or other documents as Lender at any time may reasonably request to evidence, perfect or otherwise implement the Obligations provided for in the Loan Documents.


SECTION 5   FINANCIAL COVENANTS

      Borrower covenants and agrees that, until payment in full of all Obligations, Borrower shall comply with, and shall cause each of its Subsidiaries to comply with, all covenants in this Section 5 applicable to such Person.

5.1 Tangible Net Worth. Borrower shall at all times maintain Tangible Net Worth of at least $27,000,000.00.

5.2 Ratio of Indebtedness to Tangible Net Worth. The ratio of (a) Borrower's Indebtedness, on a consolidated basis, to (b) Borrower's Tangible Net Worth, shall at no time be greater than 2.0:1.0.


SECTION 6   NEGATIVE COVENANTS

      Borrower covenants and agrees that, until payment in full of all Obligations, Borrower shall comply with, and shall cause each of its Subsidiaries to comply with, all covenants in this Section 6 applicable to such Person.

6.1 Indebtedness and Liabilities. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except: (a) the Obligations; (b) intercompany Indebtedness among Borrower and its Subsidiaries; provided that such Indebtedness is subordinated in right of payment to the Obligations; (c) Indebtedness incurred to finance the cost of acquisition, construction or improvement of property owned or acquired by, or working capital for, Borrower or its Subsidiaries; (d) Indebtedness secured by Liens identified on Schedule 1.1(B) or replacement indebtedness in like amount and (e) other Indebtedness in an aggregate amount not in excess of $5,000,000. Except for Indebtedness described in the preceding sentence, Borrower will not incur and will not permit any of its Subsidiaries to incur any Liabilities except for trade payables and normal accruals in the ordinary course of business not yet due and payable or with respect to which Borrower or any of its Subsidiaries is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that Borrower or any of its Subsidiaries has established adequate reserves therefor, if appropriate under GAAP.

6.2 Guaranties. Except for guaranties of Indebtedness secured by Permitted Encumbrances, guaranties by Borrower and its Subsidiaries of indebtedness of each other permitted by this Agreement, endorsements of instruments or items of payment for collection in the ordinary course of business, Borrower shall not and shall not permit any of its Subsidiaries to guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise.

6.3 Liens. Except for Permitted Encumbrances, Borrower will not, and will not permit any of its Subsidiaries directly or indirectly, to create, incur, assume or permit to exist any Lien on or with respect to any of its assets or properties or any income or profits therefrom.

6.4 Investments and Loans. Borrower shall not and shall not permit any of its Subsidiaries to make or permit to exist investments in or loans to any other Person, except: (a) investments in short-term direct obligations of the United States or Canadian governments; (b) time deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any bank or trust company which is organized under the laws of the United States or any state thereof or Canada and has capital, surplus and undivided profits aggregating at least $250,000,000; (c) investments in commercial paper rated at least A-2 by Standard & Poor's Corporation or at least P-2 by Moody's Investors Service, Inc.; and (d) loans and advances to employees for moving, entertainment, travel, purchases of stock in Borrower and other similar expenses in the ordinary course of business.

6.5 Restricted Junior Payments. Except for repayments of Indebtedness permitted under Section 6.1, Borrower will not and will not permit any of its Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for (a) any dividend or other distribution on account of any capital stock of Borrower or any of its Subsidiaries now or hereafter outstanding, except stock dividends; (b) any redemption, conversion, exchange, retirement, sinking fund or other purchase of any capital stock of Borrower or any of its Subsidiaries now or hereafter outstanding (other than repurchases of capital stock owned by employees following termination of employment); and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire capital stock of Borrower or any of its Subsidiaries now or hereafter outstanding (other than repurchases of outstanding warrants, options or other rights to acquire capital stock of Borrower.

6.6 Restriction on Fundamental Changes. Neither Borrower nor any of its Subsidiaries will: (a) enter into any transaction of merger, consolidation or other reorganization having a similar result or effect; (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person; provided that the foregoing restrictions shall not apply to any merger of a Subsidiary with and into Borrower or to a merger in which Borrower is the surviving corporation or the purchase of all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of any Person, provided that upon consummation of such merger or purchase no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such merger or purchase.

6.7 Transactions with Affiliates. Borrower will not, and will not permit any Loan Party to, enter into any transaction with an Affiliate including the purchase, sale or exchange of property or the rendering of any service to any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm's length transaction with an unaffiliated Person.

6.8 Environmental Liabilities. Borrower will not and will not permit any Loan Party to: (a) violate any applicable Environmental Law; (b) dispose of any Hazardous Materials (except in accordance with applicable law) into or onto or from, any real property owned, leased or operated by any Loan Party; or (c) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any real property owned, leased or operated by any Loan Party.

6.9 Compliance with ERISA. Borrower will not and will not permit any of its Subsidiaries to establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan if the liability or increased liability resulting from such establishment or amendment would have a Material Adverse Effect. Neither Borrower nor any Subsidiary shall fail to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof.

SECTION 7   DEFAULT, RIGHTS AND REMEDIES

7.1 Event of Default. "Event of Default" shall mean the occurrence or existence of any one or more of the following:

      (A) Payment. (1) Failure of Borrower to make payment of any of the Obligations when due, or (2) failure of Borrower or any of its Subsidiaries to pay when due any principal or interest on any Indebtedness other than the Obligations, or (3) any other breach or default of Borrower or any of its Subsidiaries with respect to any Indebtedness if in the case of (2) or (3) such failure to pay, breach or default has resulted in the holder causing such Indebtedness having an individual principal amount in excess of $200,000 or having an aggregate principal amount in excess of $700,000 to become or be declared due prior to its stated maturity; or

      (B) Breach of Warranty. Any material representation, warranty, certification or other statement made by Borrower or any other Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect on the date made; or

      (C) Breach of Certain Provisions. Failure of Borrower to perform or comply with any term or condition contained in Section 5 or Section 6 other than Sections 6.3, 6.8 or 6.9; or

      (D) Other Defaults Under Loan Documents. Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within ten (10) days after receipt by Borrower of notice from Lender of such default (other than occurrences described in other provisions of this Section 7.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

      (E) Default in Other Agreements. Breach of Borrower or any Subsidiary of any of the representations, warranties, covenants or agreements contained in any other agreement or instrument between Borrower or any Subsidiary on the one hand and Lender on the other hand, including without limitation the Tax Ruling Agreement.

      (F) Bankruptcy, etc. (1) Commencement by or against Borrower or any of its Subsidiaries of any bankruptcy proceeding, insolvency arrangement, or similar proceeding and in the case of any such proceeding instituted against Borrower or any of its Subsidiaries (but not instituted by it) such proceeding shall remain undismissed or unstayed for a period of thirty (30) days, or (2) Borrower or any of its Subsidiaries suspends or discontinues its business, or
(3) the appointment of a receiver or trustee of any kind for Borrower or any of its Subsidiaries or for any property of Borrower or any of its Subsidiaries, or
(4) if Borrower or any of its Subsidiaries calls, or has called by a third party, a general meeting of creditors; or

      (G)   [LEFT BLANK INTENTIONALLY]

      (H) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of $200,000 or (2) an amount in the aggregate at any time in excess of $700,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty
(30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

      (I) Dissolution. Any order, judgment or decree is entered against Borrower or any of its Subsidiaries decreeing the dissolution or split up of Borrower or such Subsidiary and such order remains undischarged or unstayed for a period in excess of twenty (20) days; or

      (J) Solvency. Borrower or any of its Subsidiaries ceases to be solvent or admits in writing its present or prospective inability to pay its debts as they become due; or

      (K) Injunction. Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than thirty (30) days; or

      (L) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect.

7.2 Acceleration. Upon the occurrence of any Event of Default described in the foregoing Section 7.1(F)(1), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence and during the continuance of any other Event of Default, Lender may, by written notice to Borrower, declare all or any portion of the Obligations to be, and the same shall forthwith become, immediately due and payable.

7.3 Remedies. All rights and remedies under the Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 8   MISCELLANEOUS

8.1 Assignments. Lender may assign its rights and delegate its obligations under this Agreement and may assign all or any part of the Loan, the Note and this Agreement (a) to an Affiliate, (b) to a purchaser of all or substantially all of the business of Lender, regardless of the form of the transaction, (c) to a commercial bank or other financial institution, or (d) to any other Person with the consent of Borrower (such consent not to be unreasonably withheld). In the case of an assignment authorized under this Section 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender". Lender may furnish any information concerning Borrower and its Subsidiaries in its possession from time to time to assignees and participants (including prospective assignees and participants) meeting the criteria specified in (a) through (d); provided that each recipient of such information agrees prior to receipt of such information, in a writing addressed to Borrower and Lender, not to disclose such information to any other Person.

8.2 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Lender and each holder of the Note is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries) and any other property at any time held or owing by Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations which are not paid when due.

8.3 Expenses and Attorneys' Fees. Borrower agrees to promptly pay all fees, costs and expenses incurred by Lender in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand: (a) fees, costs and expenses (including attorneys' fees, allocated costs of internal counsel and fees of environmental consultants, accountants and other professionals retained by Lender) incurred in connection with the review, negotiation, preparation, documentation, execution and administration of any amendments, waivers, consents, forbearances and other modifications relating to the Loan Documents and the Loan or any subordination or intercreditor agreements; and (b) fees, costs, expenses (including attorneys' fees and allocated costs of internal counsel) and costs of settlement incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from Borrower or any other Loan Party under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a "workout" or in connection with any insolvency or bankruptcy proceedings or otherwise.

8.4 Indemnity. In addition to the payment of expenses pursuant to Section 8.3, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Lender and any holder of the Note, and the officers, directors, employees, agents, affiliates and attorneys of Lender and such holders (collectively called the

"Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnities in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee by any person not a party to this Agreement, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the exercise of any right or remedy hereunder or under the other Loan Documents (the "Indemnified Liabilities"); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities resulting from the gross negligence or willful misconduct of or material breach of this Agreement by that Indemnitee as determined by a court of competent jurisdiction.

8.5 Amendments and Waivers. This Agreement together with the other Loan Documents constitutes the entire agreement between Lender and Borrower with respect to the subject matter thereof, and no amendment, modification, termination or waiver of any provision of this Agreement or of the other Loan Documents, or consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrower. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

8.6 Notices. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (central time) or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four Business Days after depositing in the United States mail, with postage prepaid and properly addressed.


      If to Borrower:         FirstMiss Gold Inc.
                              5460 S. Quebec Street
                              Suite 240
                              Englewood, Colorado  80111
                              Attn:  President
                              Telephone No.:  (303) 771-9000
                              Telecopy No.:  (303) 771-1075

      With a copy to:         Latham & Watkins
                              505 Montgomery Street, 19th Floor
                              San Francisco, California  94111-2586
                              Attn:  Christopher L. Kaufman

                              Telephone No.: (415) 395-8030
                              Telecopy No.: (415) 395-8095

      If to Lender:           First Mississippi Corporation
                              700 North Street
                              Jackson, Mississippi  39202-3095
                              Attn:  President
                              Telephone No.: (601) 948-7550
                              Telecopy No.: (601) 949-0292

      With a copy to:         First Mississippi Corporation
                              700 North Street
                              Jackson, Mississippi  39202-3095
                              Attn:  General Counsel
                              Telephone No.: (601) 948-7550
                              Telecopy No.: (601) 949-0292


or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 8.6.

8.7 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 8.3 and 8.4 shall survive the payment of the Loan and the termination of this Agreement.

8.8 Indulgence Not Waiver. No failure or delay on the part of Lender or any holder of the Note in the exercise of any power, right or privilege hereunder or under the Note shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

8.9 Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Lender or Lender exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

8.10 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

8.11 Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents or of such provision or obligation in any other jurisdiction.

8.12 Headings. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.13 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

8.14 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder without the written consent of Lender.

8.15 No Fiduciary Relationship. No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Lender to Borrower.

8.16 CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW CASTLE, DELAWARE AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTE, THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS.

8.17 WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTE OR THE OTHER

LOAN DOCUMENTS. BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

      Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

FIRST MISSISSIPPI CORPORATION            FIRSTMISS GOLD INC.


By:                                      By:
    -------------------------------          ----------------------------------

Title:                                   Title:
       ----------------------------             -------------------------------

                                   SCHEDULES


1.1(B)      Permitted Encumbrances

3.4         Indebtedness and Liabilities


                                    EXHIBIT


Exhibit A   Form of Term Note

                                                                       EXHIBIT A


                                   TERM NOTE



$__________________                                       ________________, 1995


      FOR VALUE RECEIVED, the undersigned, FIRSTMISS GOLD, INC., a Nevada corporation (the "Borrower"), hereby promises to pay to the order of FIRST MISSISSIPPI CORPORATION, a Mississippi corporation (the "Lender"), at the Lender's office located at 700 North Street, Jackson, Mississippi 39202-3095, or at such other place as the holder of this Note may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of _______________ DOLLARS ($______________), payable as set forth in that certain Loan Agreement of even date herewith, between the Borrower and the Lender (the "Loan Agreement"; capitalized terms used herein and not otherwise specifically defined herein shall have the meanings assigned to them in the Loan Agreement).

      This Note is the Term Note referred to in Section 2.1(B) of the Loan Agreement and is issued to evidence a term loan made to the Borrower by the Lender pursuant to the Loan Agreement, to which reference is hereby made for a statement of the terms, conditions and covenants under which the loan evidenced hereby was made and is to be repaid, including, but not limited to, those related to acceleration of the indebtedness represented hereby upon the occurrence of an Event of Default pursuant to the Loan Agreement.

      The Borrower promises to pay interest on the outstanding unpaid principal amount hereof at the rates and on the dates set forth in the Loan Agreement. Interest shall be computed on the daily principal balance on the basis of a 360- day year for the actual number of days elapsed in the period during which it accrues, or if interest hereunder is accruing at the Prime Rate, a 365-day year for the actual number of days elapsed in the period during which it accrues.

      In no contingency or event whatsoever shall the compensation payable to the Lender by the Borrower hereunder or under the Loan Agreement, however characterized or computed, exceed the highest rate permissible under any law to which such compensation is subject. In the event that a court of competent jurisdiction shall in a final judgment determine that the Lender has received compensation hereunder or thereunder in excess of the highest rate applicable hereto or thereto, the provisions of the Loan Agreement relating thereto shall control.

      The Borrower hereby waives demand, presentment, protest, notice of demand, dishonor, presentment, protest, nonpayment and all other notices in connection with this Note.

      If this Note is collected by or through an attorney-at-law, all costs of collection, including attorneys' fees, shall be payable by the undersigned, as more particularly described in the Loan Agreement.

      Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. Whenever in this Note reference is made to the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon and shall inure to the benefit of such successors and assigns. The Borrower's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.

      WITNESS the hand and seal of the undersigned, as of the date first above written.


                                         FIRSTMISS GOLD INC.


                                         By:
                                             ----------------------------------

                                         Title:
                                                -------------------------------


                                         Attest:
                                                 ------------------------------

                                         Title:
                                                -------------------------------


                                                     [CORPORATE SEAL]





                                      A-2